Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 27, 2021, (November 1, 2021 as to the disclosure in Note 7 Revenues of the breakdown of revenues by product line and by sales channel) relating to the financial statements of Ermenegildo Zegna Holditalia S.p.A., appearing in Registration Statement No. 333-262242 on Form F-1 of Ermenegildo Zegna N.V..

/s/ Deloitte & Touche S.p.A.

Turin, Italy

February 24, 2022